EXHIBIT 99.1
Eagle Test Systems Reports Fiscal 2006 Fourth Quarter and Year-end Results
Reports Record Year Net Revenue of $124.7 million and Operating Income of $44.5 million
Buffalo Grove, Illinois — November 16, 2006 — Eagle Test Systems, Inc. (NASDAQ: EGLT), a provider of automated test equipment solutions for high-performance analog, mixed-signal and radio frequency (RF) semiconductors, announced financial results for its fourth fiscal quarter and fiscal year ended September 30, 2006.
Annual and Quarter Highlights
—	Net revenue for the fiscal year ended September 30, 2006 was $124.7 million, up 96.5% from our prior fiscal year and this surpasses our previous fiscal year high in revenues attained in fiscal 2004 of $111.2 million.

—	Net revenues for our fourth fiscal quarter were $36.9 million, up 29.5% from the same period in our prior fiscal year and this also represents a new high in quarterly revenue from our previous high of $36.8 million reported in our June 2006 quarter.

—	Net income for the current quarter was $9.3 million, or $0.44 per fully diluted common share.
Operating Results
Net revenue was $36.9 million for the fourth fiscal quarter ended September 30, 2006, an increase of $8.4 million or 29.5%, over net revenue of $28.5 million for the same period in the prior fiscal year. Gross margin for the fourth fiscal quarter was 62.9% of net revenue; unchanged from the gross margin reported in the same period in the prior fiscal year. Operating income for the fourth fiscal quarter was $13.1 million, compared to operating income of $9.4 million for the same period in the prior fiscal year; an increase of $3.7 million or 39.6%. Net income for the fourth fiscal quarter was $9.3 million, compared to a net income of $7.3 million for the same period in the prior fiscal year. The Company reported income per fully diluted common share of $0.44 for the three months ended September 30, 2006, reflecting additional common shares issued in fiscal 2006, compared to a net income per fully diluted common share of $0.46 for the same period in the prior fiscal year.
Net revenue was $124.7 million for the fiscal year ended September 30, 2006, an increase of 96.5% over net revenue of $63.5 million for the prior fiscal year. Net income was $22.6 million, compared to net income of $7.4 million the prior fiscal year. A one-time charge of $11.4 million in connection with the redemption of our redeemable preferred stock reduced income available to common stockholders and resulted in the Company reporting net income per fully diluted common share of $0.60 for the fiscal year ended September 30, 2006.
“We are very pleased with our second consecutive record net revenue quarter and new record fiscal year results,” stated Len Foxman — Eagle CEO. “ We are proud of the growth in our revenues and profits and the continued progress that has been made towards expanding our customer base which we believe further strengthens our position in the test market for high-end analog and mixed-signal products. We remain focused on delivering technically superior products in the markets we pursue, winning new customers and further penetrating existing customers with proven parallel test capabilities.”

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Outlook
The Company estimates net revenue will be between $22.0 and $25.0 million in our first fiscal quarter of fiscal 2007. The Company estimates GAAP earnings per share will be between $0.12 and $0.17 based on an estimated 23,200,000 fully diluted common shares for the first fiscal quarter ending December 31, 2006. The estimated fully diluted shares include the impact of the shares issued in the secondary offering dated September 28, 2006.
Earnings Conference Call
Eagle Test Systems will host its earnings call today at 6:00 p.m. Eastern Time/ 5:00 p.m. Central Time for analysts, stockholders, investors and the public.
Participants can join for the voice portion of the call by dialing 1-866-831-6270 (domestic calls) or 1-617-213-8858 (international calls) starting at 5:45 p.m. Eastern time/ 4:45 p.m. Central time and enter the passcode 44441473; you will be asked for your name and firm’s name. The live conference call will also be available via web cast and accessible along with our earnings release the day of the call through the Investor Relations section of our website at www.eagletest.com.
The conference call will be available for replay from approximately one hour after completion of the conference call until November 30, 2006. To hear a replay of the call, please dial 1-888-286-8010 (domestic calls) or 1-617-801-6888 (international calls) and enter the passcode, 85802546.
About Eagle Test Systems, Inc.
Eagle Test designs, manufactures, sells and services high performance automated test equipment for the semiconductor industry. The company’s products are used to test analog, mixed-signal and radio frequency (RF) semiconductors that are used in products such as digital cameras, MP3 players, automotive electronics, cellular telephones, computers and peripherals. The Company was founded in 1976 and has offices located throughout the world in Asia, North America and Europe, with corporate headquarters in Buffalo Grove, Illinois. For more information, please visit www.eagletest.com.
Safe Harbor
Certain statements contained in the press release regarding matters that are not historical facts, including statements regarding our projections for revenue, earnings per share and weighted average diluted common shares for the first fiscal quarter ending December 31, 2006 and statements regarding winning new customers, penetrating existing customers with new products with parallel test capabilities, and our business focus in the future are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements involve important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such important factors involve risks and uncertainties, including, but not limited to, the risk associated with the highly cyclical nature of the semiconductor market; unanticipated challenges in assessing business conditions and the overall market; the lack of visibility with regard to future business conditions for our Company and the rapid nature of changes in industry business conditions; the risk of a loss or reduction of orders from one or more customers among which our business is concentrated; the difficulty in obtaining new customers because of the high switching cost; competition and pricing pressures; the decision by customers to cancel or defer orders that previously had been accepted; delays or shortages in an adequate supply of raw materials; insufficient or excess inventory; our ability to develop new and enhanced products; the ability to manage our growth; the ability to attract and retain key employees; prolonged disruption in the operations of our single manufacturing facility; economic, political and other risks associated with international sales and operations; risks related to our intellectual property; risks related to our need to achieve and maintain effective internal controls over financial reporting; risk related to unanticipated impact of stock based compensation and the tax effects thereunder on our expenses in any period pursuant to FASB Statement 123(R) and other factors that are detailed

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from time to time in reports filed by Eagle Test Systems, Inc. with the Securities and Exchange Commission, including risks and uncertainties discussed under “Risk Factors” in our Form 10-Q, filed with the Securities and Exchange Commission on May 12, 2006. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events, after the date they were made.
Company Contact:
Stephen J. Hawrysz
Chief Financial Officer
Eagle Test Systems, Inc.
847-327-1033
Financial Tables to Follow

Eagle Test Systems, Inc
Financial Results
(UNAUDITED)
(all dollars in 000’s except share and per share data)

		Three Months ended		Year ended
		September 30,		September 30,
		2006	2005	2006	2005
Net Revenue		$36,947	$28,523	$124,738	$63,477

COGS		13,715	10,596	42,320	26,596

Gross margin		23,232	17,927	82,418	36,881
Margin %		62.9%	62.9%	66.1%	58.1%

SG&A		7,715	6,436	28,974	21,066

R&D		2,384	2,083	8,939	7,883

Total operating expense		10,099	8,519	37,914	28,949

Operating income		13,133	9,408	44,505	7,932
% of Revenue		35.5%	33.0%	35.7%	12.5%

Interest expense	(1)	15	982	3,496	3,910

Other (income) expense		(814)	(1,605)	(1,867)	(2,274)

Warrant valuation (benefit) charge	(2)	—	(215)	5,466	(599)

Tax (benefit) expense	(6)	4,678	2,903	14,836	(524)

Net income		$9,254	$7,343	$22,573	$7,419
		25.0%	25.7%	18.1%	11.7%

Retained earnings adjustment for conversion of redeemable preferred stock	(3)	—	—	(11,430)	—
Net income allocated to preferred stockholders	(4)	—	(4,509)	—	(4,557)

Income available for common stockholders		$9,254	$2,834	$11,143	$2,862
Earnings per common share
Basic	(4)	$0.45	$0.53	$0.79	$0.53
Fully diluted	(5)	$0.44	$0.46	$0.60	$0.36

Shares
Basic		20,720,503	5,396,248	14,016,988	5,396,248
Fully diluted		20,979,320	14,510,544	17,980,235	14,513,227
Notes to financial tables are presented on page 5 of this news release

FOOTNOTES:

(1)	Interest expense for the year ended September 30, 2006 includes a one-time non-cash charge of $1,033 for the accretion of debt discount recorded and a one-time charge of $600 which represents an early redemption premium paid in connection with retirement of the senior subordinated notes repaid with a portion of the proceeds of the Company’s initial public offering (IPO) on March 14, 2006.

(2)	Warrants valuation (benefit) charge results from variable accounting on these instruments. The warrants were exercised by the holder in connection with the Company’s IPO completed March 14, 2006, and are no longer outstanding, accordingly, this non-cash item only impacts the year ended September 30, 2006, and will not impact the results of operations going forward.

(3)	The difference between the fair market value of the redeemable preferred stock at date of issue of $21.1 million and the redemption price of $32.5 million was charged to retained earnings in our second fiscal quarter in accordance with EITF 98-5 — “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”. This adjustment is used to reduce net income for the year ended September 30, 2006, to arrive at income available to common stockholders for purposes of calculating earnings per common share in accordance with EITF Topic D-42 — “The Effect on the Calculation of Earnings per Share for the Redemption or induced Conversion of Preferred Stock”. This item will have no impact on quarterly results going forward.

(4)	Basic share computation for the three months and year ended September 30, 2005 was performed using the two-class method described under EITF 03-06 -“Participating Securities and the Two-Class Method under FASB Statement No. 128” when there are participating securities such as the Company’s convertible preferred stock outstanding. The Company’s convertible preferred stock was converted and its redeemable preferred stock was redeemed in connection with the Company’s IPO and therefore, for periods ended after March 14, 2006, the two-class computation method is no longer required.

(5)	The earnings used in the diluted share computation reflect adjustments totaling $406 or ($0.02) per diluted share for the twelve months ended September 30, 2006; and $2,255 or ($0.16) per diluted share for the twelve months ended September 30, 2005, related to the as converted impacts for the warrants and convertible securities that were outstanding during the period. The impacts of these items for the three months ended September 30, 2005, were $637 or ($0.04) per diluted share. The warrants and convertible securities were exercised or redeemed in connection with the IPO and do not affect the three month period ended September 30, 2006.

(6)	In the fourth quarter of fiscal 2006, the Company recorded a net tax benefit of approximately $400 or $0.02 per diluted share as a result of receiving income tax refunds on amended tax returns filed for prior fiscal years for amounts related primarily to credits for extraterritorial income tax exclusion available to the Company offset by the filing of a tax method change with the Internal Revenue Service which caused us to adjust our accrued income tax liability. The net impact of these items also benefited income tax expense for the fiscal year ended September 30, 2006 by $400 or $0.02 per diluted share.

	September 30,
Balance sheet Data (Unaudited)	2006	2005
Cash & investments	$75,946	$22,676
Accounts receivables	17,338	9,202
Stock subscription receivable	31,185	—
Inventory	22,378	17,707
Current assets	153,502	53,559
Total assets	$165,886	$66,171

Accounts payable	$5,941	$1,523
Deferred revenue	9,409	3,419
Current liabilities	27,763	11,942
Long-term debt	1,708	33,816
Preferred stock	—	65,000
Total liabilities & stockholders equity	$165,886	$66,171
End of Release